UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2011

NANOSPHERE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33775	36-4339870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois 60062

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (847) 400-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 28, 2011 (the “Effective Date”), Nanosphere, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “Agreement”) with Mr. William P. Moffitt, the President and Chief Executive Officer of the Company.

Pursuant to the Agreement, Mr. Moffitt will continue to serve as President and Chief Executive Officer of the Company until December 31, 2012, unless that term is further extended (the “Term”).

The Agreement provides for a salary at an annual rate of $457,885 (the “Base Salary”). For calendar year 2012, the Agreement provides that Mr. Moffitt will be eligible to earn and receive a performance bonus to a target of $274,731, or 60% of the Base Salary, such bonus to be discretionary and awarded by the Company’s Board of Directors, based upon the recommendations of the Compensation Committee of the Board.

The Agreement also provides for an award of options to purchase 450,000 shares of the Company’s common stock to be issued to Mr. Moffitt under the Company’s 2007 Long-Term Incentive Plan (the “Stock Options”). The Stock Options are fully vested upon issuance and have an exercise price per share of $1.38, which is the fair market value of the Company’s common stock on the Effective Date. Any shares acquired by Mr. Moffitt upon exercise of these Stock Options may not be sold until the earlier of the second anniversary of the Effective Date, which is December 28, 2013, or the first anniversary of the date of termination of Mr. Moffitt’s employment.

In addition, and as provided in Mr. Moffitt’s current employment agreement, Mr. Moffitt will have the right to receive a transaction bonus (the “Transaction Bonus”) in an amount equal to 1% of the net proceeds of any transaction constituting a Change in Control (a “Change in Control”) of the Company, which occurs during the Term or within six months thereafter, provided that no such payments may be made more than five years after the date of the Change in Control. A Change in Control means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions (other than stockholders (or affiliates thereof) of the Company as of July 19, 2004), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of common stock of the Company (on a fully-diluted basis) or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; or (iii) the sale of all or substantially all of the Company’s assets, provided that, in each case, such event is considered either a change in the ownership of the Company, within the meaning of Treas. Reg. § 1.409A-3(i)(5)(v) or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of Treas. Reg. § 1.409A-3(i)(5)(vii).

Also as provided in Mr. Moffitt’s current employment agreement, the Agreement provides that if, prior to the expiration of the Term, Mr. Moffitt’s employment is terminated by the Company without Cause or by Mr. Moffitt for Good Reason, which is defined as a Diminution in Responsibility, or if the Agreement is not renewed, then in each such case Mr. Moffitt will be entitled, in addition to Base Salary, Transaction Bonus, unreimbursed expenses and other entitlements to the date of termination, but not thereafter, to (i) $500,000, payable in installments at the rate of his Base Salary in effect on the termination date in accordance with the Company’s customary payroll practices, and (ii) full and immediate vesting on the date of termination of all outstanding restricted stock awards granted to him on November 25, 2009. Under the Agreement, a Diminution in Responsibility is defined as any of (a) a material diminution in Mr. Moffitt’s duties or responsibilities or the assignment to Mr. Moffitt of duties that are materially inconsistent with his duties as President and Chief Executive Officer of the Company or that materially impair Mr. Moffitt’s ability to function in his position; (b) the Company’s failure, during the Term, to cause the election of Mr. Moffitt to the Board; (c) a relocation of the Company’s principal offices, without Mr. Moffitt’s acquiescence or consent, to a location that is more than a 50 mile radius from its current location; (d) any material reduction in the compensation and benefit opportunities of Mr. Moffitt (measured in the aggregate); or (e) any breach by the Company of any material provision of the Agreement, provided that Mr. Moffitt has given the Company written notice of such breach and the Company has failed to cure such breach within a period that is reasonable under the circumstances.

The Agreement also provides for an excise tax gross-up payment if payments received by Mr. Moffitt under the Agreement and other payments received under other agreements or employee benefit plans in connection with a Change in Control result in the imposition of a golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restate Employment Agreement effective as of December 28, 2011 by and between Nanosphere, Inc. and William P. Moffitt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

Dated: December 30, 2011	By:	/s/ Roger Moody
Roger Moody
Chief Financial Officer, Vice President of
Finance & Administration, Treasurer, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restate Employment Agreement effective as of December 28, 2011 by and between Nanosphere, Inc. and William P. Moffitt.

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